Exhibit 12
Computation of Ratio of Earnings to Fixed Charges

	Successor				Predecessor
	Three Months Ended June 30,	Three Months Ended June 30,	Three Months Ended March 31,	Year Ended December 31,	Three Months Ended June 30,	Years Ended December 31,
	2014	2013	2014	2013	2013	2012	2011	2010	2009
	(in millions)
Earnings (loss):
Income (loss) from continuing operations before income taxes	$8	$(175)	$(95)	$(1,815)	$(1,542)	$(4,172)	$(2,636)	$(3,299)	$(3,494)
Equity in losses of unconsolidated investments, net	—	—	—	—	257	1,114	1,730	1,286	803
Fixed charges	740	—	747	1,367	603	2,365	2,068	2,081	2,047
Interest capitalized	(12)	—	(13)	(30)	(13)	(278)	(413)	(13)	(12)
Amortization of interest capitalized	33	—	33	56	34	81	48	85	85
Earnings (loss), as adjusted	769	(175)	672	(422)	(661)	(890)	797	140	(571)
Fixed charges:
Interest expense	512	—	516	918	428	1,428	1,011	1,464	1,450
Interest capitalized	12	—	13	30	13	278	413	13	12
Portion of rentals representative of interest	216	—	218	419	162	659	644	604	585
Fixed charges	740	—	747	1,367	603	2,365	2,068	2,081	2,047
Ratio of earnings to fixed charges	1.04	— (1)	— (2)	— (3)	— (4)	— (5)	— (6)	— (7)	— (8)

(1)	Successor earnings (loss), as adjusted were inadequate to cover fixed charges by $175 million at June 30, 2013.

(2)	Successor earnings (loss), as adjusted were inadequate to cover fixed charges by $75 million at March 31, 2014.

(3)	Successor earnings (loss), as adjusted were inadequate to cover fixed charges by $1.8 billion in 2013.

(4)	Predecessor earnings (loss), as adjusted were inadequate to cover fixed charges by $1.3 billion at June 30, 2013.

(5)	Predecessor earnings (loss), as adjusted were inadequate to cover fixed charges by $3.3 billion in 2012.

(6)	Predecessor earnings (loss), as adjusted were inadequate to cover fixed charges by $1.3 billion in 2011.

(7)	Predecessor earnings (loss), as adjusted were inadequate to cover fixed charges by $1.9 billion in 2010.

(8)	Predecessor earnings (loss), as adjusted were inadequate to cover fixed charges by $2.6 billion in 2009.